Exhibit 99.1

Corbus Pharmaceuticals Presents CRB-701 Robust Clinical Responses in HNSCC and Cervical Cancers at ESMO25

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3.6 mg/kg dose generated ORR of 47.6% in HNSCC, 37.5% in cervical cancer and 55.6% in mUC
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CRB-701 continues to demonstrate a favorable safety and tolerability profile
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Registrational studies planned to start in mid-2026
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Company to host an HNSCC KOL event during ESMO25

Norwood, MA, October 18th, 2025 (GLOBE NEWSWIRE) Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company’) today announced data from its Phase 1/2 clinical study of CRB-701 (SYS6002) will be presented as a poster at the 2025 European Society for Medical Oncology (ESMO25) Congress being held in Berlin, Germany. The poster titled, “Phase 1/2 study of the next-generation Nectin-4-targeting antibody–drug conjugate CRB-701 (SYS6002) in patients with urothelial and non-urothelial solid tumors” by Perez et al (link: https://d1io3yog0oux5.cloudfront.net/_0ea6f15a2476fe51ee10889d1a2bca38/corbuspharma/files/docs/ESMO_25_Final_Poster.pdf) will be presented tomorrow, October 19, 2025, from 12:00-12:45 CEST (Poster #967P). Data as of September 1, 2025 will be presented from 167 patients, of whom 1221 were evaluable for efficacy. The tumor types being investigated were head and neck squamous cell carcinoma (HNSCC, n=41), cervical cancer (n=37) and locally advanced/metastatic urothelial (mUC, n=23) tumors. In addition, 21 patients who had other solid-tumor types were enrolled during dose escalation.

The multi-center Phase 1/2 study is being conducted in the U.S and Europe. The study was designed as an “all comers” trial with no enrollment restrictions for biomarkers (Nectin-4, PDL-1 or HPV status) or the number of prior lines of therapy. Patients were heavily pretreated with a median of 3 prior lines of therapy (range: 1–9), and the mean age was 60 years (range: 30–90). Baseline performance status, as assessed by the Eastern Cooperative Oncology Group (ECOG), was ≤2 for all patients, with 43.1% classified as ECOG 0, 55.1% as ECOG 1, and 1.8% as ECOG 2.

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1 122 evaluable patients includes 84 patients with either HNSCC, cervical or mUC tumors dosed at 2.7 mg/kg (n=38) or 3.6 mg/kg (n=46), 7 patients with either HNSCC, cervical or mUC tumors dosed during dose escalation at 1.8 mg/kg, 21 patients who had other solid-tumor types that were enrolled during dose escalation, 8 non-evaluable patients, 1 patient with a -60.7% reduction in the size of mUC tumor not included in ORR and DCR calculations due to missing data and 1 patient with a HNSCC tumor dosed with the combination of CRB-701 (at 2.7 mg/kg) and pembrolizumab.

Efficacy in Response Evaluable Patients (n=84) dosed either at 2.7 mg/kg or 3.6 mg/kg

HNSCC (n=33)
Dose	2.7 mg/kg	3.6 mg/kg
ORR*	33.3% (4/12)	47.6% (10/21)
DCR**	75.0%	61.9%
Response confirmation***	All confirmed	7 confirmed 3 unconfirmed: 1 discontinued and 2 ongoing
Cervical (n=34)
Dose	2.7 mg/kg	3.6 mg/kg
ORR*	22.2% (4/18)	37.5% (6/16)
DCR**	66.6%	68.8%
Response confirmation***	2 confirmed 2 unconfirmed and ongoing	3 confirmed 3 unconfirmed: 1 discontinued and 2 ongoing
mUC (n=17)
Dose	2.7 mg/kg	3.6 mg/kg
ORR*	50.0% (4/8)	55.6% (5/9)
DCR**	75.0%	88.9%
Response confirmation***	2 confirmed 2 unconfirmed and ongoing	3 confirmed 2 unconfirmed: 1 discontinued and 1 ongoing

*Objective response rate (ORR) calculated using patient’s unconfirmed best overall response (BOR) per RECISTv1.1, excluding non-evaluable patients (n=9). **Disease control rate (DCR) calculated by summing numbers of response-evaluable patients who achieve a BOR of complete response (CR), partial response (PR) or stable disease (SD). *** Treatment status as of September 1, 2025.

Safety (n=167)

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No dose limiting toxicities (DLTs) were encountered during dose escalation. The 2.7 mg/kg and 3.6 mg/kg doses were selected for dose optimization.
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The most common treatment emergent adverse events (TEAEs) at a frequency of >15% were dysgeusia (18.6%), anemia (21.0%), fatigue (21.6%), alopecia (24.0%) and keratitis (32.3%).
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Grade 3 treatment related adverse events were reported in 30 patients (18.0%). There were no grade 4 or 5 treatment related-adverse events.
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Notably, the rate of peripheral neuropathy was low at 8.4% (all Grade 1 or 2), based on a broad, standardized MedRA category search.
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The discontinuation rate related to CRB-701 was low at 6.0%.
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Overall, CRB-701 demonstrated a favorable safety and tolerability profile.

Biomarkers

Nectin-4 (all tumor types)

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Clinical responses were observed in patients with both high and low Nectin-4 expression as measured retrospectively by immunohistochemistry.

HPV status (HNSCC)

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Responses were observed in patients with both HPV+ and HPV- status.

PD(L)-1 (HNSCC)

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Responses were observed in patients with PD(L)-1 positive and negative status.

“I’m immensely gratified and encouraged by the pace of enrollment and response rate seen in the study to date,” stated Dominic Smethurst, Chief Medical Officer of Corbus. “It comes at a time when there is a stark unmet need for the many HNSCC patients not responding to front-line therapy. The emerging CRB-701 safety and efficacy data is showing differentiation from other experimental agents in HNSCC, and we are looking forward to continuing the development of this novel ADC.”

“Following progression on immunotherapy and platinum-based chemotherapy, there is a huge unmet need for patients with recurrent/metastatic head and neck cancer,” stated Dr. Ari Rosenberg, Principal Investigator on this study and Assistant Professor of Hematology and Oncology at the University of Chicago. “Survival is poor, and there is substantial morbidity along with functional and quality of life impacts of recurrent disease, where standard treatments in this setting are quite limited in terms of their efficacy.” Dr. Rosenburg added, “Although data is still early with CRB-701, the lower systemic toxicity burden we are seeing compared with other ADCs or cytotoxics is quite exciting along with this preliminary efficacy signal. I look forward to seeing further data regarding this exciting compound.”

“I would like to thank all the patients, study physicians, and the Corbus team for their continued collaboration as we develop CRB-701,” said Yuval Cohen, PhD, Chief Executive Officer of Corbus. “We look forward to discussions with regulatory authorities and other potential stakeholders to determine the fastest and most efficient path to market. We aim to provide those updates in Q1 2026.”

Next steps

The Company plans to meet with the FDA this year to review the data and expects to initiate registrational studies by mid-2026.

The ongoing CRB-701 Phase 1/2 clinical trial (NCT06265727) (link: https://www.clinicaltrials.gov/study/NCT06265727?term=CRB-701&rank=1) is evaluating the safety, pharmacokinetics, and efficacy of CRB-701 in patients with advanced solid tumors known to be associated with high Nectin-4 expression. The study is enrolling patients primarily with either HNSCC or cervical tumors.

HNSCC KOL Event

Corbus will host an in-person and virtual HNSCC KOL event during ESMO25 to review and discuss the data. The event will be held at the Berlin Marriott Hotel starting tomorrow October 19, 2025 at 10AM CEST. The event will feature insights from leading HNSCC experts: Ari Rosenberg, MD – University of Chicago, Glenn Hanna, MD – Dana-Farber Cancer Institute, and Cesar Augusto Perez Batista, MD – Sarah Cannon Research Institute. A live question-and-answer session will follow the formal presentation. To register for the HNSCC KOL event, click here (link: https://lifescievents.com/event/vak208zhgo/). A replay of the event will also be available on the Company website.

About CRB-701

CRB-701 (SYS6002) is a next-generation antibody drug conjugate (ADC) targeting Nectin-4, that contains a site-specific, cleavable linker and a homogenous drug antibody ratio of 2, using MMAE as the payload. Nectin-4 is a clinically validated, tumor-associated antigen in urothelial cancer. The FDA has granted two Fast Track designations to CRB-701 in HNSCC and cervical cancer.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is an oncology and obesity company with a diversified portfolio and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload, CRB-601, an anti-integrin monoclonal antibody which blocks the activation of TGFβ expressed on cancer cells, and CRB-913, a highly peripherally restricted CB1 inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus visit corbuspharma.com and our Corporate Presentation (link:

https://d1io3yog0oux5.cloudfront.net/_3132315d411d2836a3ef075a804f13a0/corbuspharma/db/269/4915/pdf/Corporate+Presentation++Final+October+19%2C+2025.pdf) here. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

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INVESTOR CONTACTS:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com